UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2020 (June 24, 2020)

ALCOA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-37816	81-1789115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Isabella Street, Suite 500 Pittsburgh, Pennsylvania	15212-5858
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 412-315-2900

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AA	New York Stock Exchange

Indicate by a check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 24, 2020, Alcoa Corporation (the “Company”) and Alcoa Nederland Holding B.V., a wholly owned subsidiary of the Company (the “Borrower”), entered into Amendment No. 3 (the “Amendment”) to the Revolving Credit Agreement dated as of September 16, 2016, as amended as of October 26, 2016, as amended and restated as of November 14, 2017 and as amended and restated as of November 21, 2018, as amended on August 16, 2019 and as amended as of April 21, 2020 (the “Original Revolving Credit Agreement”), in each case with a syndicate of lenders and issuers named therein, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) for the lenders and issuers. The Amendment was entered into to amend certain terms of the Original Revolving Credit Agreement (the Original Revolving Credit Agreement, as amended by the Amendment, the “Amended Revolving Credit Agreement”).

The Amended Revolving Credit Agreement provides additional flexibility to the Company and the Borrower by (i) adjusting certain financial definitions by permitting the Company to add back into the calculation of Consolidated EBITDA (as defined in the Amended Revolving Credit Agreement) non-cash expenses during the relevant period in connection with non-service net periodic benefit costs in an amount not to exceed $125,000,000 with respect to any consecutive four fiscal quarter period, and (ii) temporarily adjusting, for up to the next consecutive four full fiscal quarters, the manner in which Consolidated Cash Interest Expense (as defined in the Amended Revolving Credit Agreement) and Total Indebtedness (as defined in the Amended Revolving Credit Agreement) are calculated with respect to, and providing for cash netting for certain periods with the net proceeds of, certain senior notes issuances, if any, during the fiscal year ending December 31, 2020 (the changes in clause (ii), “Temporary Amendments”). If the Borrower chooses to extend the Temporary Amendments to apply to either or both of the fiscal quarters ended March 31, 2021 and June 30, 2021, doing so would also reduce the borrowing availability under the Amended Revolving Credit Agreement by one-third of the net proceeds of such note issuances during such fiscal quarters. The aggregate amount of commitments under the Amended Revolving Credit Agreement remains at $1.5 billion.

Under the terms of the Amended Revolving Credit Agreement, the Borrower paid to the Administrative Agent, for the benefit of each lender which timely entered into the Amendment, an amount equal to 0.05% of the amount of such lender’s commitment under the Original Revolving Credit Agreement immediately prior to the effectiveness of the Amendment. The Amended Revolving Credit Agreement contains customary affirmative covenants, negative covenants, and events of default substantially comparable to the Original Credit Agreement. The obligations of the Company or its subsidiaries under the Amended Revolving Credit Agreement, and all other obligations under the Amended Revolving Credit Agreement, are guaranteed and secured in the same manner as the Original Revolving Credit Agreement. The representations, warranties and covenants contained in the Amended Revolving Credit Agreement were made only for purposes of that agreement and as of specific dates and were solely for the benefit of the parties to the Amended Revolving Credit Agreement. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Amended Revolving Credit Agreement.

The foregoing description of the Amended Revolving Credit Agreement is not complete and is subject to, and qualified in its entirety by reference to, the full text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

In the ordinary course of their respective businesses, the lenders and letter of credit issuers under the Amended Revolving Credit Agreement, or their affiliates, have performed, and may in the future perform, commercial banking, investment banking, trust, advisory or other financial services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit number	Description

10.1

Amendment No. 3 dated as of June 24, 2020 to the Revolving Credit Agreement dated as of September 16, 2016, as amended as of October 26, 2016, as amended and restated as of November 14, 2017 and as amended and restated as of November 21, 2018, as amended on August 16, 2019 and as amended as of April 21, 2020, among Alcoa Corporation, Alcoa Nederland Holding B.V., the lenders and issuers from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders and issuers

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA CORPORATION

By:	/s/ Marissa P. Earnest
Marissa P. Earnest
Senior Vice President, Chief Governance Counsel and Secretary

Date: June 25, 2020